HomeStreet, Inc. Reports Third Quarter 2018 Results

Key highlights and developments for third quarter 2018:

•
Continued strong performance in our Commercial and Consumer Banking segment with record quarterly net income of $16.6 million compared with $11.9 million in the second quarter of 2018 and $14.0 million in the third quarter of 2017

•
Growth in loans held for investment to $5.05 billion, an increase of $142.2 million, or 3%, from $4.90 billion at June 30, 2018, and an increase of $707.0 million, or 16%, from $4.34 billion at September 30, 2017

•	Total noninterest expenses decreased $20.1 million from $114.7 million in the third quarter of 2017 to $94.6 million in the third quarter of 2018 partly as a result of our cost savings initiatives

•	Completed the previously announced consolidation of two retail deposit branches in Eastern Washington

•
Single family mortgage banking operations were adversely affected by the imbalance of closed loan volume relative to interest rate lock volume due to the reduction of production personnel resulting from our previously announced restructuring

SEATTLE – October 22, 2018 – (BUSINESS WIRE) – HomeStreet, Inc. (Nasdaq:HMST) (including its consolidated subsidiaries, the “Company” or “HomeStreet”), the parent company of HomeStreet Bank, today announced net income of $11.8 million, or $0.44 per diluted share for the third quarter of 2018, compared with net income of $7.1 million, or $0.26 per diluted share for the second quarter of 2018, and $13.8 million, or $0.51 per diluted share for third quarter of 2017. Core net income(1) for the third quarter of 2018 was $12.3 million, or $0.45 per diluted share, compared with core net income(1) of $12.5 million, or $0.46 per diluted share, for the second quarter of 2018, and $16.6 million, or $0.61 per diluted share, for the third quarter of 2017.
In the third quarter of 2018, HomeStreet completed the Mortgage Banking segment restructuring announced in the second quarter of 2018, as well as other cost savings initiatives, including the closure of nine single family home loan centers. Additional restructuring expenses recorded in the third quarter of 2018 include $524 thousand in pre-tax restructuring expenses related to these actions.

While the restructuring and other initiatives reduced noninterest expense, they also contributed to a decrease in single family mortgage interest rate lock commitments in the third quarter of 2018 as compared to the second quarter of 2018 and third quarter of 2017. However, during the third quarter of 2018 we did not realize a corresponding decrease in single family closed loan volume because third quarter volume included loans we closed from the pipeline of loans that had been originated by the production personnel released as part of the restructuring announced in the second quarter of 2018.

(1) For notes on non-GAAP financial measures see page 25.

“During the third quarter of 2018 we made significant progress on our long-term strategy to build a better HomeStreet,” said Mark K. Mason, Chairman, President, and Chief Executive Officer. “Our Commercial and Consumer Banking segment achieved record net income for the quarter. This was in the face of a continued flat yield curve that pressured our net interest margin. Loans held for investment grew 3% during the quarter and asset quality remained strong, with our ratio of nonperforming assets at 0.15% of total assets at quarter end. Additionally, increasing market interest rates and seasonal withdrawal of funds from business accounts slowed core deposit growth this quarter.”
“The mortgage banking industry remains at a low point in its cycle, with higher interest rates reducing the volume of refinance mortgages and an ongoing shortage of homes for sale which reduces the volume of purchase mortgages. We continue to make efficiency and process improvements to position the Mortgage Banking segment to be a positive contributor in the near term. During this low point of the mortgage industry cycle, we believe smaller, less efficient, and less well capitalized companies will exit the industry thereby reducing capacity and improving profitability. Over the long term, as volumes and margins increase cyclically, we believe we will be positioned to generate strong returns on equity given our almost 100 year history in the mortgage business and our strong market share in some of the best markets in the United States. It is important to remember that our mortgage banking business also produces and services mortgages and home equity lines of credit for our balance sheet, comprising 28% and 11%, respectively, of our loans held for investment. These loans are a significant source of earnings and balance sheet diversification for our Commercial and Consumer Banking segment.”
"As we execute on our strategy of converting a troubled thrift into a full-service, regional community banking franchise we will continue to consider new and alternative business strategies to improve efficiency and profitability in an effort to maximize shareholder value over the long-run."

Conference Call
HomeStreet, Inc., the parent company of HomeStreet Bank, will conduct a quarterly earnings conference call on Tuesday, October 23, 2018 at 1:00 p.m. EDT. Mark K. Mason, President and CEO, and Mark R. Ruh, Executive Vice President and Chief Financial Officer, will discuss third quarter 2018 results and provide an update on recent activities. A question and answer session will follow the presentation. Shareholders, analysts and other interested parties may register in advance at http://dpregister.com/10124255 or may join the call by dialing 1-877-508-9589 (1-855-669-9657 in Canada and 1-412-317-1075 internationally) shortly before 1:00 p.m. EDT.
A rebroadcast will be available approximately one hour after the conference call by dialing 1-877-344-7529 and entering passcode 10124255.

The information to be discussed in the conference call will be posted on the Company's web site after the market closes on Monday, October 22, 2018.
About HomeStreet
Now in its 98th year, HomeStreet, Inc. (Nasdaq:HMST) is a diversified financial services company headquartered in Seattle, Washington and is the holding company for HomeStreet Bank, a state-chartered, FDIC-insured commercial bank. HomeStreet offers consumer, commercial and private banking services, investment and insurance products, and originates residential and commercial mortgages and construction loans for borrowers located in the Western United States and Hawaii. Certain information about our business can be found on our investor relations web site located at http://ir.homestreet.com.

Contact:	Investor Relations:
HomeStreet, Inc.
Gerhard Erdelji (206) 515-4039
Gerhard.Erdelji@HomeStreet.com
http://ir.homestreet.com

HomeStreet, Inc. and Subsidiaries
Summary Financial Data

	Quarter Ended					Nine Months Ended
(dollars in thousands, except share data)	Sept. 30, 2018	June 30, 2018	Mar. 31, 2018	Dec. 31, 2017	Sept. 30, 2017	Sept. 30, 2018	Sept. 30, 2017

Income statement data (for the period ended):
Net interest income	$51,644	$51,003	$48,460	$51,079	$50,840	$151,107	$143,359
Provision for credit losses	750	1,000	750	—	250	2,500	750
Noninterest income	58,108	69,389	60,831	72,801	83,884	188,328	239,353
Noninterest expense	94,595	110,565	100,769	106,838	114,697	305,929	332,815
Restructuring-related expenses (recoveries) (included in noninterest expense)	524	6,892	(291)	(260)	3,877	7,125	3,980
Acquisition-related expenses (recoveries) (included in noninterest expense)	5	4	(50)	72	353	(41)	530
Income before income taxes	14,407	8,827	7,772	17,042	19,777	31,006	49,147
Income tax expense (benefit)	2,572	1,728	1,906	(17,873)	5,938	6,206	15,116
Net income	$11,835	$7,099	$5,866	$34,915	$13,839	$24,800	$34,031
Basic income per common share	$0.44	$0.26	$0.22	$1.30	$0.51	$0.92	$1.27
Diluted income per common share	$0.44	$0.26	$0.22	$1.29	$0.51	$0.91	$1.26
Common shares outstanding	26,989,742	26,978,229	26,972,074	26,888,288	26,884,402	26,989,742	26,884,402

Core net income (1)	$12,253	$12,547	$5,597	$11,467	$16,588	$30,397	$36,962
Core diluted income per common share (1)	$0.45	$0.46	$0.21	$0.42	$0.61	$1.12	$1.37
Weighted average number of shares outstanding:
Basic	26,985,425	26,976,892	26,927,464	26,887,611	26,883,392	26,963,260	26,857,006
Diluted	27,181,688	27,156,329	27,159,000	27,136,977	27,089,040	27,165,672	27,077,032
Shareholders' equity per share	$26.48	$26.19	$25.99	$26.20	$24.98	$26.48	$24.98
Tangible book value per share (1)	$25.43	$25.12	$24.90	$25.09	$23.86	$25.43	$23.86

Financial position (at period end):
Loans held for investment, net	5,026,301	4,883,310	4,758,261	4,506,466	4,313,225	5,026,301	4,313,225
Total assets	7,029,082	7,163,877	6,924,056	6,742,041	6,796,346	7,029,082	6,796,346
Deposits	5,155,042	5,120,285	5,048,996	4,760,952	4,670,486	5,155,042	4,670,486
Shareholders’ equity	714,782	706,459	700,963	704,380	671,469	714,782	671,469

Other data:
Full-time equivalent employees (ending)	2,053	2,253	2,384	2,419	2,463	2,053	2,463

HomeStreet, Inc. and Subsidiaries
Summary Financial Data (continued)

	Quarter Ended						Nine Months Ended
(dollars in thousands, except share data)	Sept. 30, 2018		June 30, 2018	Mar. 31, 2018	Dec. 31, 2017	Sept. 30, 2017	Sept. 30, 2018		Sept. 30, 2017

Financial performance:
Return on average shareholders’ equity(1)	6.23%		3.78%	3.27%	19.90%	8.10%	4.45%		6.80%
Return on average shareholders’ equity, excluding income tax reform-related benefit, restructuring-related and acquisition-related expenses (net of tax)(2)	6.45%		6.68%	3.12%	6.54%	9.71%	5.45%		7.39%
Return on average tangible shareholders' equity, excluding income tax reform-related benefit, restructuring-related and acquisition-related expenses (net of tax) (2)	6.70%		6.95%	3.25%	6.83%	10.15%	5.67%		7.74%
Return on average assets	0.66%		0.40%	0.35%	2.03%	0.83%	0.47%		0.70%
Return on average assets, excluding income tax reform-related benefit, restructuring-related and acquisition-related expenses (net of tax)(2)	0.69%		0.71%	0.33%	0.67%	0.99%	0.58%		0.76%
Net interest margin (3)	3.20%		3.25%	3.25%	3.33%	3.40%	3.22%		3.31%
Efficiency ratio (4)	86.19%		91.84%	92.20%	86.24%	85.13%	90.13%		86.96%
Core efficiency ratio (1)(5)	85.71%		86.11%	92.51%	86.39%	82.00%	88.04%		85.78%
Asset quality:
Allowance for loan losses/total loans(6)	0.80%		0.80%	0.81%	0.83%	0.85%	0.80%		0.85%
Allowance for loan losses/nonaccrual loans	419.57%		409.97%	359.32%	251.63%	245.02%	419.57%		245.02%
Nonaccrual loans/total loans	0.19%		0.20%	0.23%	0.33%	0.35%	0.19%		0.35%
Nonperforming assets/total assets	0.15%		0.14%	0.16%	0.23%	0.28%	0.15%		0.28%

Regulatory capital ratios for the Bank:
Tier 1 leverage capital (to average assets)	9.66%	(7)	9.72%	9.58%	9.67%	9.86%	9.66%	(7)	9.86%
Tier 1 common equity risk-based capital (to risk-weighted assets)	12.55%	(7)	12.69%	12.30%	13.22%	12.88%	12.55%	(7)	12.88%
Tier 1 risk-based capital (to risk-weighted assets)	12.55%	(7)	12.69%	12.30%	13.22%	12.88%	12.55%	(7)	12.88%
Total risk-based capital (to risk-weighted assets)	13.39%	(7)	13.52%	13.09%	14.02%	13.65%	13.39%	(7)	13.65%
Risk-weighted assets	$5,335,678		$5,291,165	$5,116,728	$4,915,576	$5,014,437	$5,335,678		$5,014,437
Regulatory capital ratios for the Company:
Tier 1 leverage capital (to average assets)	9.12%	(7)	9.18%	9.08%	9.12%	9.33%	9.12%	(7)	9.33%
Tier 1 common equity risk-based capital (to risk-weighted assets)	10.27%	(7)	10.48%	9.26%	9.86%	9.77%	10.27%	(7)	9.77%
Tier 1 risk-based capital (to risk-weighted assets)	11.32%	(7)	11.56%	10.28%	10.92%	10.81%	11.32%	(7)	10.81%
Total risk-based capital (to risk-weighted assets)	12.16%	(7)	12.38%	10.97%	11.61%	11.48%	12.16%	(7)	11.48%
Risk-weighted assets	$5,625,807		$5,524,113	$5,833,243	$5,628,733	$5,678,249	$5,625,807		$5,678,249

(1)	Net earnings available to common shareholders divided by average shareholders’ equity.

(2)
Core net income; core diluted income per common share; tangible book value per share of common share; core efficiency ratio; and return on average shareholders' equity, return on average tangible shareholders’ equity, and return on average assets, in each case excluding income tax reform-related items, restructuring related items and acquisition-related items, are non-GAAP financial measures. For additional information on these non-GAAP financial measures and for corresponding reconciliations to GAAP financial measures, see Non-GAAP Financial Measures in this earnings release.

(3)	Net interest income divided by total average interest-earning assets on a tax equivalent basis.

(4)	Noninterest expense divided by total net revenue (net interest income and noninterest income).

(5)	Noninterest expense divided by total net revenue (net interest income and noninterest income), adjusted for restructuring-related and acquisition-related items.

(6)
Includes loans acquired with bank acquisitions. Excluding acquired loans, allowance for loan losses /total loans was 0.84%, 0.85%, 0.87%, 0.90% and 0.93% at September 30, 2018, June 30, 2018, March 31, 2018, December 31, 2017 and September 30, 2017, respectively.

(7)	Regulatory capital ratios at September 30, 2018 are preliminary.

HomeStreet, Inc. and Subsidiaries
Five Quarter and Year to Date Consolidated Statements of Operations

	Quarter Ended					Nine Months Ended
(in thousands, except share data)	Sept. 30, 2018	June 30, 2018	Mar. 31, 2018	Dec. 31, 2017	Sept. 30, 2017	Sept. 30, 2018	Sept. 30, 2017

Interest income:
Loans	$63,905	$61,409	$55,936	$58,112	$56,547	$181,250	$157,251
Investment securities	5,580	5,527	5,559	5,438	5,264	16,666	16,315
Other	188	253	179	136	170	620	431
	69,673	67,189	61,674	63,686	61,981	198,536	173,997
Interest expense:
Deposits	11,286	9,562	7,788	6,402	6,020	28,636	17,510
Federal Home Loan Bank advances	4,720	4,782	3,636	4,415	3,405	13,138	8,174
Federal funds purchased and securities sold under agreements to repurchase	83	24	32	—	—	139	5
Long-term debt	1,695	1,662	1,584	1,554	1,520	4,941	4,513
Other	245	156	174	236	196	575	436
	18,029	16,186	13,214	12,607	11,141	47,429	30,638
Net interest income	51,644	51,003	48,460	51,079	50,840	151,107	143,359
Provision for credit losses	750	1,000	750	—	250	2,500	750
Net interest income after provision for credit losses	50,894	50,003	47,710	51,079	50,590	148,607	142,609
Noninterest income:
Net gain on loan origination and sale activities	44,571	57,049	48,319	58,677	71,010	149,939	197,199
Loan servicing income	7,828	7,032	7,574	9,099	8,282	22,434	26,285
Income (loss) from WMS Series LLC	4	322	(11)	(159)	166	315	757
Depositor and other retail banking fees	2,038	1,953	1,945	1,915	1,839	5,936	5,306
Insurance agency commissions	588	527	543	472	535	1,658	1,432
(Loss) gain on sale of investment securities available for sale	(4)	16	222	(399)	331	234	888
Other	3,083	2,490	2,239	3,196	1,721	7,812	7,486
	58,108	69,389	60,831	72,801	83,884	188,328	239,353
Noninterest expense:
Salaries and related costs	60,335	69,127	66,691	70,798	75,374	196,153	223,072
General and administrative	14,009	14,707	14,584	15,889	16,147	43,300	49,147
Amortization of core deposit intangibles	406	407	406	233	470	1,219	1,477
Legal	1,111	839	730	748	352	2,680	662
Consulting	539	758	877	724	914	2,174	2,743
Federal Deposit Insurance Corporation assessments	942	1,079	929	967	791	2,950	2,312
Occupancy (1)	8,442	14,953	8,180	8,788	12,391	31,575	29,480
Information services	8,809	8,693	8,465	8,563	8,760	25,967	24,580
Net cost (benefit) from operation and sale of other real estate owned	2	2	(93)	128	(502)	(89)	(658)
	94,595	110,565	100,769	106,838	114,697	305,929	332,815
Income before income taxes	14,407	8,827	7,772	17,042	19,777	31,006	49,147
Income tax expense (benefit)	2,572	1,728	1,906	(17,873)	5,938	6,206	15,116
NET INCOME	$11,835	$7,099	$5,866	$34,915	$13,839	$24,800	$34,031

Basic income per share	$0.44	$0.26	$0.22	$1.30	$0.51	$0.92	$1.27
Diluted income per share	$0.44	$0.26	$0.22	$1.29	$0.51	$0.91	$1.26
Basic weighted average number of shares outstanding	26,985,425	26,976,892	26,927,464	26,887,611	26,883,392	26,963,260	26,857,006
Diluted weighted average number of shares outstanding	27,181,688	27,156,329	27,159,000	27,136,977	27,089,040	27,165,672	27,077,032

(1)
Includes pre-tax charges (recoveries) related to the Mortgage Banking restructuring activity of approximately $508 thousand, $6.4 million, $(291) thousand, $(260) thousand and $3.3 million in the quarters ended September 30, 2018, June 30, 2018, March 31, 2018, December 31, 2017 and September 30, 2017, respectively.

HomeStreet, Inc. and Subsidiaries
Five Quarter Consolidated Statements of Financial Condition

Assets:	Sept. 30, 2018	June 30, 2018		Mar. 31, 2018	Dec. 31, 2017	Sept. 30, 2017
Cash and cash equivalents	$59,006	$176,218		$66,289	$72,718	$55,050
Investment securities	903,685	907,457		915,483	904,304	919,459
Loans held for sale	404,440	568,514		500,533	610,902	851,126
Loans held for investment, net	5,026,301	4,883,310		4,758,261	4,506,466	4,313,225
Mortgage servicing rights	291,759	272,205		320,105	284,653	268,072
Other real estate owned	751	752		297	664	3,704
Federal Home Loan Bank stock, at cost	40,732	48,157		41,923	46,639	52,486
Premises and equipment, net	95,737	99,155		104,508	104,654	104,389
Goodwill	22,564	22,564		22,564	22,564	22,564
Other assets	184,107	185,545		194,093	188,477	206,271
Total assets	$7,029,082	$7,163,877		$6,924,056	$6,742,041	$6,796,346
Liabilities and shareholders’ equity:
Liabilities:
Deposits	$5,155,042	$5,120,285		$5,048,996	$4,760,952	$4,670,486
Federal Home Loan Bank advances	816,591	1,008,613		851,657	979,201	1,135,245
Accounts payable and other liabilities	162,252	173,145		172,119	172,234	193,866
Federal funds purchased and securities sold under agreements to repurchase	55,000	—		25,000	—	—
Other borrowings	—	30,007	(1)	—	—	—
Long-term debt	125,415	125,368		125,321	125,274	125,280
Total liabilities	6,314,300	6,457,418		6,223,093	6,037,661	6,124,877
Shareholders’ equity:
Preferred stock, no par value
Authorized 10,000 shares	—	—		—	—	—
Common stock, no par value
Authorized 160,000,000 shares	511	511		511	511	511
Additional paid-in capital	341,606	340,723		339,902	339,009	338,283
Retained earnings	396,782	384,947		377,848	371,982	337,067
Accumulated other comprehensive loss	(24,117)	(19,722)		(17,298)	(7,122)	(4,392)
Total shareholders’ equity	714,782	706,459		700,963	704,380	671,469
Total liabilities and shareholders’ equity	$7,029,082	$7,163,877		$6,924,056	$6,742,041	$6,796,346

(1)	Balance represents the annual test draw down on our HomeStreet Inc., line of credit. This balance was subsequently paid off in July 2018.

HomeStreet, Inc. and Subsidiaries
Average Balances, Yields and Rates Paid (Taxable-equivalent basis)

	Quarter Ended September 30,			Quarter Ended June 30,			Quarter Ended September 30,
	2018			2018			2017
(in thousands)	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost

Assets:
Interest-earning assets: (1)
Cash and cash equivalents	$66,127	$188	1.13%	$87,898	$252	1.15%	$88,699	$171	0.76%
Investment securities	915,439	6,072	2.65%	911,678	6,029	2.64%	925,545	6,286	2.72%
Loans held for sale	530,498	6,267	4.73%	533,453	6,081	4.56%	841,015	8,586	4.08%
Loans held for investment	4,945,065	57,859	4.61%	4,836,644	55,537	4.59%	4,242,795	48,168	4.50%
Total interest-earning assets	6,457,129	70,386	4.31%	6,369,673	67,899	4.26%	6,098,054	63,211	4.12%
Noninterest-earning assets (2)	662,784			711,206			597,876
Total assets	$7,119,913			$7,080,879			$6,695,930
Liabilities and shareholders’ equity:
Deposits:
Interest-bearing demand accounts	$427,777	$416	0.39%	$445,128	$430	0.39%	$489,743	$500	0.40%
Savings accounts	279,325	198	0.28%	292,156	217	0.30%	310,242	259	0.33%
Money market accounts	1,919,412	4,481	0.92%	1,926,662	4,064	0.85%	1,588,366	2,072	0.52%
Certificate accounts	1,483,665	6,382	1.71%	1,382,351	4,999	1.45%	1,234,255	3,381	1.09%
Total interest-bearing deposits	4,110,179	11,477	1.11%	4,046,297	9,710	0.96%	3,622,606	6,212	0.68%
Federal Home Loan Bank advances	838,569	4,719	2.20%	943,539	4,782	2.03%	1,034,634	3,404	1.31%
Federal funds purchased and securities sold under agreements to repurchase	15,192	83	2.13%	5,253	24	1.84%	272	1	1.37%
Other borrowings	4,892	54	4.34%	659	7	4.40%	380	3	3.52%
Long-term debt	125,384	1,695	5.37%	125,337	1,662	5.32%	125,250	1,521	4.82%
Total interest-bearing liabilities	5,094,216	18,028	1.40%	5,121,085	16,185	1.27%	4,783,142	11,141	0.92%
Noninterest-bearing liabilities	1,265,251			1,208,201			1,229,602
Total liabilities	6,359,467			6,329,286			6,012,744
Shareholders’ equity	760,446			751,593			683,186
Total liabilities and shareholders’ equity	$7,119,913			$7,080,879			$6,695,930
Net interest income (3)		$52,358			$51,714			$52,070
Net interest spread			2.91%			2.99%			3.20%
Impact of noninterest-bearing sources			0.29%			0.26%			0.20%
Net interest margin			3.20%			3.25%			3.40%

(1)	The average balances of nonaccrual assets and related income, if any, are included in their respective categories.

(2)	Includes loan balances that have been foreclosed and are recorded in other real estate owned.

(3)
Includes taxable-equivalent adjustments primarily related to tax-exempt income on certain loans and securities of $714 thousand, $711 thousand and $1.2 million for the quarters ended September 30, 2018, June 30, 2018 and September 30, 2017, respectively. The estimated federal statutory tax rate was 21%, 21% and 35%, respectively, for the periods presented.

HomeStreet, Inc. and Subsidiaries
Average Balances, Yields and Rates Paid (Taxable-equivalent basis)

	Nine Months Ended September 30,
	2018			2017
(in thousands)	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost

Assets:
Interest-earning assets: (1)
Cash and cash equivalents	$77,228	$620	1.07%	$89,047	$432	0.65%
Investment securities	916,685	18,187	2.65%	1,055,281	19,350	2.46%
Loans held for sale	507,207	17,000	4.47%	669,252	20,259	4.04%
Loans held for investment	4,809,007	164,855	4.54%	4,093,588	137,355	4.46%
Total interest-earning assets	6,310,127	200,662	4.22%	5,907,168	177,396	4.00%
Noninterest-earning assets (2)	674,909			582,480
Total assets	$6,985,036			$6,489,648
Liabilities and shareholders’ equity:
Deposits:
Interest-bearing demand accounts	$438,039	$1,286	0.39%	$478,589	$1,480	0.41%
Savings accounts	288,146	645	0.30%	308,156	767	0.33%
Money market accounts	1,902,466	11,992	0.84%	1,576,459	6,200	0.52%
Certificate accounts	1,369,249	15,225	1.49%	1,227,537	9,484	1.03%
Total interest-bearing deposits	3,997,900	29,148	0.97%	3,590,741	17,931	0.67%
Federal Home Loan Bank advances	880,114	13,138	1.97%	961,070	8,174	1.13%
Federal funds purchased and securities sold under agreements to repurchase	9,288	139	1.97%	2,015	17	1.14%
Other borrowings	1,868	62	4.34%	256	3	1.19%
Long-term debt	125,337	4,941	5.24%	125,206	4,513	4.80%
Total interest-bearing liabilities	5,014,507	47,428	1.26%	4,679,288	30,638	0.87%
Noninterest-bearing liabilities	1,227,112			1,143,236
Total liabilities	6,241,619			5,822,524
Shareholders’ equity	743,417			667,124
Total liabilities and shareholders’ equity	$6,985,036			$6,489,648
Net interest income (3)		$153,233			$146,758
Net interest spread			2.97%			3.13%
Impact of noninterest-bearing sources			0.25%			0.18%
Net interest margin			3.22%			3.31%

(1)	The average balances of nonaccrual assets and related income, if any, are included in their respective categories.

(2)	Includes loan balances that have been foreclosed and are recorded in other real estate owned.

(3)
Includes taxable-equivalent adjustments primarily related to tax-exempt income on certain loans and securities of $2.1 million and $3.4 million for the nine months ended September 30, 2018 and September 30, 2017, respectively. The estimated federal statutory tax rate was 21% and 35%, respectively, for the periods presented.

Consolidated Results of Operations
Net Income
Net income increased in the third quarter of 2018 compared to the second quarter of 2018 primarily due to a decrease in salaries and related costs and restructuring charges. Net income decreased from the third quarter of 2017 due to a decline in mortgage loan production primarily driven by the reduction in our sales force and a lower composite profit margin, partially offset by a reduction in noninterest expense as a result of our 2017 and 2018 cost saving initiatives.
Core Net Income
The decreases in core net income(1) from the second quarter of 2018 and the third quarter of 2017 were primarily the result of a decrease in core net income(1) in the Mortgage Banking segment, primarily due to the decline in mortgage loan production following the reduction of our mortgage banking production personnel and due to a lower composite profit margin. The decrease from the second quarter of 2018 was partially offset by a decrease in core noninterest expense and an increase in noninterest income from net gain on loan origination and sale activities in our Commercial and Consumer Banking segment. The decrease from the third quarter of 2017 was partially offset by both an increase in net interest income from higher average balances and the reduction in our effective tax rate.
Net Interest Income
The increase in net interest income from the second quarter of 2018 and the third quarter of 2017 was primarily due to growth in loans held for investment.

Our net interest margin, on a tax equivalent basis, declined five basis points to 3.20% from 3.25% in the second quarter of 2018 and decreased 20 basis points from 3.40% in the third quarter of 2017. The flatness of the yield curve has adversely affected our net interest margin because the cost of our interest-bearing liabilities has increased more quickly than the yield on our interest earning assets.
Total average interest-earning assets in the third quarter of 2018 increased 1.4% from the second quarter of 2018 and 5.9% from the third quarter of 2017 due to organic growth.
Provision for Credit Losses
The decrease in the provision for credit losses from the second quarter of 2018 was primarily due to net recoveries in the quarter compared to net charge-offs in the prior period. The increase in the provision for credit losses from the third quarter of 2017 was primarily due to lower net recoveries during the quarter as compared to the prior year period.

(1) For notes on non-GAAP financial measures see page 25.

Noninterest Income
The decrease in noninterest income from the second quarter of 2018 was primarily due to decreased mortgage loan production after we reduced our mortgage banking network in the second and third quarters of 2018. The decrease in noninterest income from the third quarter of 2017 is attributable to both increasing interest rates, which reduced the volume of our refinance activity, lower supply of new and resale housing, which reduced the volume of our purchase activity, and a lower volume of loans sold in our Commercial and Consumer Banking segment.
Noninterest Expense
The decreases in noninterest expense compared to the second quarter of 2018 and the third quarter of 2017 were primarily due to reduced commissions on lower closed loan volume as well as other savings associated with lower headcount, along with efficiencies in non-personnel costs following our 2017 and 2018 cost savings initiatives.

Core Noninterest Expense

As a result of our 2017 and 2018 cost savings initiatives, total noninterest expense, excluding the impact of restructuring and acquisition related costs, declined by $29.5 million or 9.0% for the nine months ended September 30, 2018 compared to the nine months ended September 30, 2017. The primary driver for this reduction was lower bonus and commission expense due to lower loan volume. However, we also had a $9.5 million, or 7.9%, net decrease in base salaries due to reducing our headcount from 2,552 at December 31, 2016, to 2,053 at September 30, 2018. Additionally, for the nine months ended September 30, 2018 compared to the nine months ended September 30, 2017 general and administrative and occupancy expenses decreased $6.1 million and $1.2 million, or 12.0% and 4.5%, respectively, due in part to reducing our total office count from 139 to 123 during the same period. These expense reductions were partially offset by increases in information services expense as we continue to invest in upgrading our technology platform.

Other
As of September 30, 2018, we had 2,053 full-time equivalent employees, a 9% net decrease from 2,253 employees as of June 30, 2018, and a 17% net decrease from 2,463 employees as of September 30, 2017. While employee headcount is down across other lines of business and corporate support functions, the decrease in employees compared to September 30, 2017 was primarily due to reductions in our Mortgage Banking segment. At September 30, 2018, we had 60 total retail deposit branches, 33 primary stand-alone home loan centers and seven primary commercial loan centers.
Income Taxes
Our effective income tax rate of 17.9% for the third quarter of 2018 differs from the combined Federal and state statutory rate of 23.5% primarily due to the benefit we receive from tax-exempt interest income.

Business Segments
Commercial and Consumer Banking Segment

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment

	Quarter Ended					Nine Months Ended
(in thousands)	Sept. 30, 2018	June 30, 2018	Mar. 31, 2018	Dec. 31, 2017	Sept. 30, 2017	Sept. 30, 2018	Sept. 30, 2017

Net interest income	$47,861	$47,745	$45,448	$45,876	$45,314	$141,054	$128,666
Provision for credit losses	750	1,000	750	—	250	2,500	750
Noninterest income	10,651	8,405	7,096	12,697	11,962	26,152	29,663
Noninterest expense	37,813	39,286	38,272	38,716	37,160	115,371	110,261
Income before income taxes	19,949	15,864	13,522	19,857	19,866	49,335	47,318
Income tax expense	3,382	3,964	3,316	10,496	5,904	10,662	14,618
Net income	$16,567	$11,900	$10,206	$9,361	$13,962	$38,673	$32,700

Net income, excluding income tax reform-related expense, acquisition-related expenses and restructuring-related expenses (net of tax)(1)	$16,571	$11,916	$10,167	$13,568	$14,191	$38,654	$33,044
Efficiency ratio (2)	64.62%	69.97%	72.84%	66.10%	64.88%	69.00%	69.64%
Core efficiency ratio (1)(3)	64.62%	69.93%	72.93%	65.98%	64.26%	69.01%	69.31%
Full-time equivalent employees (ending) (6)	930	938	981	975	977	930	977

Production volumes for sale to the secondary market:
Loan originations
Multifamily DUS ® (4)	$62,717	$71,759	$21,744	$115,419	$109,994	$156,220	$225,889
SBA	9,560	5,713	3,230	7,351	18,734	18,503	31,658
Loans sold
Multifamily DUS ® (4)	$93,281	$54,621	$32,976	$132,848	$102,075	$180,878	$214,236
SBA	3,025	3,622	3,692	4,356	11,318	10,339	22,485
CRE Non-DUS (5)	61,562	114,650	—	180,810	114,175	176,212	140,889
Single Family (5)	34,520	138,603	—	—	—	173,123	—
Net gain (loss) on loan origination and sale activities:
Multifamily DUS ® (4)	$3,104	$1,613	$1,146	$4,425	$4,152	$5,863	$8,785
SBA	142	385	301	465	1,056	828	1,974
CRE Non-DUS® (5)	990	800	—	2,446	1,789	1,790	1,932
Single Family (5)	(43)	(89)	—	—	—	(132)	—
	$4,193	$2,709	$1,447	$7,336	$6,997	$8,349	$12,691

(1)
Commercial and Consumer Banking segment net income, excluding tax reform-related expense, acquisition-related items and restructuring-related items, and core efficiency ratios, excluding acquisition-related and restructuring-related items, are non-GAAP financial measures. The Company uses these non-GAAP financial measures to provide meaningful supplemental information regarding the Company's operational performance and to enhance investors' overall understanding of the Company's financial performance. For corresponding reconciliations to GAAP financial measures, see Non-GAAP Financial Measures in this earnings release.

(2)	Noninterest expense divided by total net revenue (net interest income and noninterest income).

(3)	Noninterest expense divided by total net revenue (net interest income and noninterest income), excluding acquisition-related items.

(4)	Fannie Mae Multifamily Delegated Underwriting and Servicing Program (“DUS"®) is a registered trademark of Fannie Mae.

(5)	Loans originated as held for investment

(6)	Prior period numbers were recast to reflect corporate employees reallocated to segments.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)
Net Income
Commercial and Consumer Banking segment net income increased in the third quarter of 2018 compared to the second quarter of 2018 primarily due to an increase in noninterest income from higher net gain on loan origination and sale activities and a decrease in noninterest expense. The increase from the third quarter of 2017 was primarily due to an increase in net interest income from higher average loan balances and the reduction in our effective tax rate.
Provision for Credit Losses
The decrease in the provision for credit losses from the second quarter of 2018 was primarily due to net recoveries in the quarter compared to net charge-offs in the prior period. The increase in the provision for credit losses from the third quarter of 2017 was primarily due to lower net recoveries during the quarter as compared to the prior year period.
Noninterest Income
Noninterest income in this segment increased from the second quarter of 2018 primarily due to an increase in DUS loan sales. The decrease in noninterest income from the third quarter of 2017 was primarily due to a decrease in commercial real estate loan sales.
Noninterest Expense
Noninterest expense in this segment decreased from the second quarter of 2018 primarily due to a decrease in salaries and related costs driven by a reduction in headcount in corporate support functions. The increase from the third quarter of 2017 was primarily due to the cost of systems and technology investments to support our growth.

Five Quarter Investment Securities

(in thousands, except for duration data)	Sept. 30, 2018	June 30, 2018	Mar. 31, 2018	Dec. 31, 2017	Sept. 30, 2017

Available for sale:
Mortgage-backed securities:
Residential	$110,294	$115,848	$121,356	$130,090	$152,362
Commercial	34,299	30,354	31,406	23,694	20,214
Municipal bonds	372,582	361,799	374,640	388,452	369,278
Collateralized mortgage obligations:
Residential	159,295	168,519	169,371	160,424	184,936
Commercial	113,385	111,623	97,727	98,569	86,817
Corporate debt securities	21,260	21,478	21,761	24,737	28,731
U.S. Treasury Securities	10,670	10,438	10,489	10,652	10,750
Agency Debentures	9,317	9,363	9,450	9,650	9,763
Total available for sale	$831,102	$829,422	$836,200	$846,268	$862,851
Held to maturity	72,584	78,035	79,283	58,036	56,608
	$903,686	$907,457	$915,483	$904,304	$919,459

Weighted average duration in years - available for sale	4.8	4.7	6.0	5.7	4.9

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Five Quarter Loans Held for Investment

(in thousands)	Sept. 30, 2018	June 30, 2018	Mar. 31, 2018	Dec. 31, 2017	Sept. 30, 2017

Consumer loans
Single family (1)	$1,418,140	$1,416,072	$1,444,193	$1,381,366	$1,269,484
Home equity and other	540,960	513,016	470,273	453,489	436,755
Total consumer	1,959,100	1,929,088	1,914,466	1,834,855	1,706,239
Commercial real estate loans
Non-owner occupied commercial real estate	667,429	640,984	633,719	622,782	651,048
Multifamily	893,105	836,260	811,892	728,037	747,171
Construction/land development	790,622	778,094	739,248	687,631	653,132
Total commercial real estate	2,351,156	2,255,338	2,184,859	2,038,450	2,051,351
Commercial and industrial loans
Owner occupied commercial real estate	420,724	400,149	393,845	391,613	335,373
Commercial business	314,852	319,038	287,367	264,709	245,859
Total commercial and industrial loans	735,576	719,187	681,212	656,322	581,232
Total loans before allowance, net deferred loan fees and costs	5,045,832	4,903,613	4,780,537	4,529,627	4,338,822
Net deferred loan fees and costs	20,907	19,177	16,814	14,686	11,458
	5,066,739	4,922,790	4,797,351	4,544,313	4,350,280
Allowance for loan losses	(40,438)	(39,480)	(39,090)	(37,847)	(37,055)
	$5,026,301	$4,883,310	$4,758,261	$4,506,466	$4,313,225

(1)
Includes $4.1 million, $4.2 million, $5.3 million, $5.5 million and $5.5 million of single family loans that are carried at fair value at September 30, 2018, June 30, 2018, March 31, 2018, December 31, 2017 and September 30, 2017, respectively.

Loans Held for Investment
Loans held for investment increased 3% compared to June 30, 2018 and 16% compared to September 30, 2017. Year over year growth included a 27% increase in commercial and industrial loans reflecting the investment in growth we have made in the business. During the third quarter, new commitments totaled $725.4 million with $421.9 million in commercial real estate loans, including $235.9 million in construction, $71.9 million in commercial and industrial loans and $231.5 million in consumer loans.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Five Quarter Loan Roll-forward

(in thousands)	Sept. 30, 2018	June 30, 2018	Mar. 31, 2018	Dec. 31, 2017	Sept. 30, 2017

Loans - beginning balance	$4,903,613	$4,780,537	$4,529,627	$4,338,822	$4,183,039
Originations	482,847	498,196	417,451	478,535	515,351
Purchases and advances	254,948	260,680	236,851	339,314	196,275
Payoffs, paydowns, sales and other	(595,462)	(634,580)	(403,340)	(626,791)	(555,611)
Charge-offs and transfers to OREO	(114)	(1,220)	(52)	(253)	(232)
Loans - ending balance	$5,045,832	$4,903,613	$4,780,537	$4,529,627	$4,338,822

Net change - loans outstanding	$142,219	$123,076	$250,910	$190,805	$155,783

Five Quarter Credit Quality Activity
Allowance for Credit Losses (roll-forward)

	Quarter Ended
(in thousands)	Sept. 30, 2018	June 30, 2018	Mar. 31, 2018	Dec. 31, 2017	Sept. 30, 2017

Beginning balance	$40,982	$40,446	$39,116	$38,195	$37,470
Provision for credit losses	750	1,000	750	—	250
Recoveries, net of (charge-offs)	122	(464)	580	921	475
Ending balance	$41,854	$40,982	$40,446	$39,116	$38,195
Components:
Allowance for loan losses	$40,438	$39,480	$39,090	$37,847	$37,055
Allowance for unfunded commitments	1,416	1,502	1,356	1,269	1,140
Allowance for credit losses	$41,854	$40,982	$40,446	$39,116	$38,195

Allowance as a % of loans held for investment(1) (2)	0.80%	0.80%	0.81%	0.83%	0.85%
Allowance as a % of nonaccrual loans	419.57%	409.97%	359.32%	251.63%	245.02%

(1)
Includes loans acquired in bank acquisitions. Excluding acquired loans, allowance for loan losses/total loans was 0.84%, 0.85%, 0.87%, 0.90% and 0.93% at September 30, 2018, June 30, 2018, March 31, 2018, December 31, 2017 and September 30, 2017, respectively.

(2)	In this calculation, loans held for investment includes loans that are carried at fair value.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Five Quarter Nonperforming Assets

(in thousands)	Sept. 30, 2018	Jun. 30, 2018	Mar. 31, 2018	Dec. 31, 2017	Sept. 30, 2017

Nonaccrual loans(1)	$9,638	$9,630	$10,879	$15,041	$15,123
Other real estate owned	751	751	297	664	3,704
Total nonperforming assets(2)	$10,389	$10,381	$11,176	$15,705	$18,827
Nonaccrual loans as a % of total loans	0.19%	0.20%	0.23%	0.33%	0.35%
Nonperforming assets as a % of total assets	0.15%	0.14%	0.16%	0.23%	0.28%

(1)	Generally, loans are placed on nonaccrual status when they are 90 or more days past due, unless payment is insured by the FHA or guaranteed by the VA.

(2)
Includes $1.4 million, $1.4 million, $1.7 million, $1.9 million and $1.4 million of nonperforming loans guaranteed by the SBA at September 30, 2018, June 30, 2018, March 31, 2018, December 31, 2017 and September 30, 2017, respectively.

Nonperforming Assets (NPAs) roll-forward

	Quarter Ended
(in thousands)	Sept. 30, 2018	June 30, 2018	Mar. 31, 2018	Dec. 31, 2017	Sept. 30, 2017

Beginning balance	$10,381	$11,176	$15,705	$18,827	$20,073
Additions	1,390	2,097	698	1,425	2,231
Reductions:
Gross charge-offs	(78)	(76)	(47)	(234)	(18)
OREO sales	—	—	(367)	(3,014)	(860)
OREO writedowns and other adjustments	—	—	—	(26)	(33)
Principal paydowns, payoff advances, equity adjustments	(642)	(2,001)	(891)	(406)	(2,045)
Transferred back to accrual status	(662)	(815)	(3,922)	(867)	(521)
Total reductions	(1,382)	(2,892)	(5,227)	(4,547)	(3,477)
Net additions (reductions)	8	(795)	(4,529)	(3,122)	(1,246)
Ending balance(1)	$10,389	$10,381	$11,176	$15,705	$18,827

(1)
Includes $1.4 million, $1.4 million, $1.7 million, $1.9 million and $1.4 million of nonperforming loans guaranteed by the SBA at September 30, 2018, June 30, 2018, March 31, 2018, December 31, 2017 and September 30, 2017, respectively.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Delinquencies

(in thousands)	30-59 days past due	60-89 days past due	90 days or more past due	Total past due	Current	Total loans

September 30, 2018
Total loans held for investment	$9,649	$7,009	$48,799	$65,457	$4,980,375	$5,045,832
Less: FHA/VA loans(1)	6,977	5,263	39,161	51,401	69,359	120,760
Less: guaranteed portion of SBA loans(2)	—	—	1,431	1,431	6,589	8,020
Total loans, excluding FHA/VA and guaranteed portion of SBA loans	$2,672	$1,746	$8,207	$12,625	$4,904,427	$4,917,052
As a % of total loans, excluding FHA/VA and guaranteed portion of SBA loans	0.05%	0.04%	0.17%	0.26%	99.74%	100.00%

December 31, 2017
Total loans held for investment	$12,261	$4,457	$52,212	$68,930	$4,460,697	$4,529,627
Less: FHA/VA loans(1)	9,431	4,267	37,171	50,869	65,586	116,455
Less: guaranteed portion of SBA loans(2)	—	—	1,856	1,856	6,136	7,992
Total loans, excluding FHA/VA and guaranteed portion of SBA loans	$2,830	$190	$13,185	$16,205	$4,388,975	$4,405,180
As a % of total loans, excluding FHA/VA and guaranteed portion of SBA loans	0.06%	—%	0.30%	0.37%	99.63%	100.00%

(1)	Represents loans whose repayments are insured by the FHA or guaranteed by the VA.

(2)	Represents that portion of loans whose repayments are guaranteed by the SBA.

Asset Quality
Credit quality remained strong, with nonperforming assets remaining low at 0.15% of total assets. The decrease from September 30, 2017 included significant reductions in both nonperforming loans and other real estate owned in the consumer and commercial loan classes. Delinquency rates (both including and excluding FHA/VA insured and guaranteed portion of SBA loans) also improved in part as a result of the decrease in non-performing loans compared to prior periods.
The increase in the allowance for credit losses is primarily due to the growth in loan balances as compared to June 30, 2018 and September 30, 2017. The ALLL/Loan ratio remained level with June 30, 2018 and has previously declined as the bank has experienced net recoveries for the past three and half years combined with strong credit quality trends as evidenced by our low nonperforming loan to total loan ratio. Our portfolio also includes a pool of government guaranteed loans and loans obtained through acquisitions carried at fair value, all of which require nominal reserve amounts due to the government guarantee or accounting treatment. All of these factors contributed to determining the current ALLL/Loan ratio and support the current ratio as compared to the previous quarter and year ago periods.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Commercial Loans Serviced for Others

(in thousands)	Sept. 30, 2018	June 30, 2018	Mar. 31, 2018	Dec. 31, 2017	Sept. 30, 2017

Commercial
Multifamily DUS ®	$1,442,727	$1,357,929	$1,323,937	$1,311,399	$1,213,459
Other	83,308	82,083	81,436	79,797	78,674
Total commercial loans serviced for others	$1,526,035	$1,440,012	$1,405,373	$1,391,196	$1,292,133

Commercial Loan Servicing Income

	Quarter Ended
(in thousands)	Sept. 30, 2018	June 30, 2018	Mar. 31, 2018	Dec. 31, 2017	Sept. 30, 2017

Servicing income, net:
Servicing fees and other	$1,988	$2,001	$1,957	$2,081	$1,690
Amortization of capitalized MSRs	(1,034)	(1,064)	(1,049)	(1,429)	(811)
Commercial loan servicing income	$954	$937	$908	$652	$879

Commercial Multifamily Capitalized Mortgage Servicing Rights ("MSRs")

	Quarter Ended
(in thousands)	Sept. 30, 2018	June 30, 2018	Mar. 31, 2018	Dec. 31, 2017	Sept. 30, 2017

Beginning balance	$26,460	$26,042	$26,093	$23,966	$21,600
Originations	2,657	1,409	934	3,193	3,177
Amortization	(981)	(991)	(985)	(1,066)	(811)
Ending balance	$28,136	$26,460	$26,042	$26,093	$23,966
Ratio of MSR carrying value to related loans serviced for others	1.94%	1.93%	1.95%	1.97%	1.96%
MSR servicing fee multiple (1)	4.04	4.03	4.05	4.12	4.02
Weighted-average note rate (loans serviced for others)	4.38%	4.34%	4.34%	4.36%	4.41%
Weighted-average servicing fee (loans serviced for others)	0.48%	0.48%	0.48%	0.48%	0.49%

(1)	Represents the ratio of MSR carrying value to related loans serviced for others divided by the weighted-average servicing fee for loans serviced for others.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Five Quarter Deposits

(in thousands)	Sept. 30, 2018	June 30, 2018	Mar. 31, 2018	Dec. 31, 2017	Sept. 30, 2017

Deposits by Product:
Noninterest-bearing accounts - checking and savings	$608,839	$627,893	$595,549	$579,504	$587,994
Interest-bearing transaction and savings deposits:
NOW accounts	442,158	486,104	480,620	461,349	528,679
Statement savings accounts due on demand	272,949	283,969	295,096	293,858	308,217
Money market accounts due on demand	1,907,782	1,932,340	1,926,153	1,834,154	1,563,921
Total interest-bearing transaction and savings deposits	2,622,889	2,702,413	2,701,869	2,589,361	2,400,817
Total transaction and savings deposits	3,231,728	3,330,306	3,297,418	3,168,865	2,988,811
Certificates of deposit	1,548,392	1,396,082	1,319,842	1,190,689	1,182,244
Noninterest-bearing accounts - other	374,922	393,897	431,736	401,398	499,431
Total deposits	$5,155,042	$5,120,285	$5,048,996	$4,760,952	$4,670,486

Percent of total deposits:
Noninterest-bearing accounts - checking and savings	11.8%	12.3%	11.8%	12.2%	12.6%
Interest-bearing transaction and savings deposits:
NOW accounts	8.6	9.5	9.5	9.7	11.3
Statement savings accounts, due on demand	5.3	5.5	5.8	6.2	6.6
Money market accounts, due on demand	37.0	37.7	38.1	38.5	33.5
Total interest-bearing transaction and savings deposits	50.9	52.7	53.4	54.4	51.4
Total transaction and savings deposits	62.7	65.0	65.2	66.6	64.0
Certificates of deposit	30.0	27.3	26.1	25.0	25.3
Noninterest-bearing accounts - other	7.3	7.7	8.7	8.4	10.7
Total deposits	100.0%	100.0%	100.0%	100.0%	100.0%

Deposits
The increase in deposits from June 30, 2018 was primarily driven by an increase in brokered CDs relating to favorable issuance costs for these deposits relative to other wholesale sources of funds, offset by reductions in business and personal accounts driven by increasing interest rates and a seasonal withdrawal of funds and lower balances of noninterest-bearing accounts as a result of the reduced servicing portfolio stemming from the sale of servicing rights in the second quarter of 2018. The increase from September 30, 2017 was driven primarily by increases in brokered CDs.

Mortgage Banking Segment

HomeStreet, Inc. and Subsidiaries
Mortgage Banking Segment

	Quarter Ended					Nine Months Ended
(in thousands)	Sept. 30, 2018	June 30, 2018	Mar. 31, 2018	Dec. 31, 2017	Sept. 30, 2017	Sept. 30, 2018	Sept. 30, 2017

Net interest income	$3,783	$3,258	$3,012	$5,203	$5,526	$10,053	$14,693
Noninterest income	47,457	60,984	53,735	60,104	71,922	162,177	209,690
Noninterest expense	56,782	71,279	62,497	68,122	77,537	190,560	222,554
(Loss) income before income taxes	(5,542)	(7,037)	(5,750)	(2,815)	(89)	(18,330)	1,829
Income tax (benefit) expense	(810)	(2,236)	(1,410)	(28,369)	34	(4,456)	498
Net (loss) income	$(4,732)	$(4,801)	$(4,340)	$25,554	$(123)	$(13,874)	$1,331

Core net (loss) income (1)	$(4,318)	$630	$(4,570)	$(2,101)	$2,397	$(8,259)	$3,918

Efficiency ratio (2)	110.82%	110.95%	110.13%	104.31%	100.11%	110.64%	99.18%
Core efficiency ratio (1)(3)	109.79%	100.25%	110.65%	104.71%	95.11%	106.52%	97.41%
Full-time equivalent employees (ending) (4)	1,123	1,315	1,403	1,444	1,486	1,123	1,486

(1)
Mortgage Banking segment core net (loss) income and core efficiency ratio exclude tax reform- related benefits and restructuring-related items and are non-GAAP financial measures. The Company uses these non-GAAP financial measures to provide meaningful supplemental information regarding the Company's operational performance and to enhance investors' overall understanding of the Company's financial performance. For corresponding reconciliations to GAAP financial measures, see Non-GAAP Financial Measures in this earnings release.

(2)	Noninterest expense divided by total net revenue (net interest income and noninterest income).

(3)	Noninterest expense divided by total net revenue (net interest income and noninterest income), excluding tax reform-related benefits and restructuring related charges.

(4)	Prior period numbers were recast to reflect corporate employees reallocated to segments.
Net (Loss) Income
The net loss for the third quarter of 2018 was slightly lower when compared to the second quarter of 2018's net loss, primarily due to lower restructuring charges taken in the third quarter of 2018 compared to the second quarter of 2018 and the imbalance of closed loan volume relative to interest rate lock volume due to the reduction of production personnel resulting from our restructuring. The earnings decrease in the third quarter of 2018 compared to the third quarter of 2017 was primarily due to lower mortgage loan production mainly due to the cyclical decline in mortgage originations and the reduction of production personnel, and lower mortgage loan servicing income, primarily from the sale of a portion of our mortgage servicing rights, as well as the imbalance of closed loan volume relative to interest rate lock volume due to the reduction of production personnel resulting from our restructuring. The decrease was partially offset by a decline in commission costs on lower closed loan volume and lower operating expenses from our cost savings initiatives in 2017 and 2018.

HomeStreet, Inc. and Subsidiaries
Mortgage Banking Segment (continued)
Core Net (Loss) Income
The decrease in earnings, excluding restructuring-related items, in the third quarter of 2018 compared to the second quarter of 2018 and the third quarter of 2017 was primarily due to decreased mortgage loan production and the imbalance of closed loan volume relative to interest rate lock volume due to the reduction of production personnel resulting from our restructuring event. While the majority of loan officers affected by our reduction were no longer employed during the third quarter of 2018, we still incurred the cost of closing their previously locked loan pipeline, including paying commissions to those loan officers. This had the impact of significantly increasing closed loan volume relative to interest rate lock commitments. The net pre-tax impact of closing those loans originated by loan officers no longer with the Company was $947,000, primarily in commission and fulfillment costs.

When single family interest rate lock commitments are less than closed loan volume in a given quarter it negatively affects segment earnings, because a majority of mortgage revenue is recognized at interest rate lock, but a majority of origination costs, including commissions, are recognized upon loan closing. To illustrate the impact of this imbalance, if closed loan volume would have been the same as interest rate lock and forward sale commitments during the quarter, the estimated net loss for the segment would have been $2.4 million. Conversely, if rate lock volume has been equal to closed loan volume at our reported composite margin, the estimated net income for the segment would have been $1.1 million.
Noninterest Expense
Noninterest expense decreased from the second quarter of 2018 and the third quarter of 2017 primarily due to decreased commission costs on lower closed loan volume in the third quarter of 2018 and lower operating expenses due to our 2017 and 2018 cost savings initiatives. The decrease in noninterest expense from the second quarter of 2018 was also attributable to reduced restructuring charges in the third quarter of 2018.

HomeStreet, Inc. and Subsidiaries
Mortgage Banking Segment (continued)

Mortgage Banking Secondary Market Activity

	Quarter Ended					Nine Months Ended
(in thousands)	Sept. 30, 2018	June 30, 2018	Mar. 31, 2018	Dec. 31, 2017	Sept. 30, 2017	Sept. 30, 2018	Sept. 30, 2017

Production volumes for sale to the secondary market:
Single family mortgage interest rate lock commitments	$1,283,028	$1,679,748	$1,571,975	$1,534,783	$1,872,645	$4,534,751	$5,445,694
Single family mortgage closed loan volume (1)(2)	1,535,032	1,739,887	1,452,398	1,887,290	2,034,715	4,727,317	5,666,895
Single family mortgage loans sold(2)	$1,690,178	$1,629,745	$1,550,724	$2,004,583	$1,956,129	$4,870,647	$5,504,366
Gain on loan origination and sale activities:(3)
Single family:
Servicing value and secondary market gains(4)	$34,945	$48,182	$41,427	$44,479	$56,657	$124,554	$164,548
Loan origination fees	5,433	6,158	5,445	6,862	7,356	17,036	19,960
Total mortgage banking gain on loan origination and sale activities(3)	$40,378	$54,340	$46,872	$51,341	$64,013	$141,590	$184,508

Composite Margin (in basis points):
Servicing value and secondary market gains / interest rate lock commitments(5)	272	287	264	290	303	275	302
Loan origination fees / retail mortgage originations(6)	39	39	40	39	39	39	38
Composite Margin	311	326	304	329	342	314	340

(1)
Includes loans originated by WMS Series LLC and purchased by HomeStreet and brokered loans where HomeStreet receives fee income but does not fund the loan on its balance sheet or sell it to the secondary market.

(2)	Represents single family mortgage production volume designated for sale to the secondary market during each respective period.

(3)	Excludes inter-segment activities.

(4)
Comprised of gains and losses on interest rate lock commitments (which considers the value of servicing), single family loans held for sale, forward sale commitments used to economically hedge secondary market activities, and the estimated fair value of the repurchase or indemnity obligation recognized on new loan sales.

(5)	Servicing value and secondary marketing gains have been aggregated and are stated as a percentage of interest rate lock commitments.

(6)	Loan origination fees are stated as a percentage of mortgage originations from the retail channel and exclude mortgage loans purchased from WMS Series LLC.
Mortgage Origination for Sale
Single family mortgage interest rate lock and purchase loan commitments decreased from the second quarter of 2018 and the third quarter of 2017 primarily reflecting increasing interest rates, which reduced the volume of our refinance activity, a lower supply of new and resale housing, which reduced the volume of our purchase activity, and our reduced mortgage banking network related to our restructuring events.

HomeStreet, Inc. and Subsidiaries
Mortgage Banking Segment (continued)
Our composite profit margin decreased from the second quarter of 2018 and the third quarter of 2017 primarily due to competitive market pressures on pricing.

Mortgage Banking Servicing Income

	Quarter Ended						Nine Months Ended
(in thousands)	Sept. 30, 2018	June 30, 2018		Mar. 31, 2018	Dec. 31, 2017	Sept. 30, 2017	Sept. 30, 2018		Sept. 30, 2017

Servicing income, net:
Servicing fees and other	$13,058	$16,384		$16,494	$15,475	$14,790	$45,936		$43,454
Changes in fair value of single family MSRs due to amortization(1)	(8,300)	(9,400)		(8,870)	(8,855)	(9,167)	(26,570)		(26,596)
	4,758	6,984		7,624	6,620	5,623	19,366		16,858
Risk management, single family MSRs:
Changes in fair value of MSR due to changes in model inputs and/or assumptions (2)	11,562	11,299	(3)	30,019	4,155	(1,027)	52,880	(3)	(5,312)
Net (loss) gain from derivatives economically hedging MSR	(9,446)	(12,188)		(30,977)	(2,328)	2,807	(52,611)		12,060
	2,116	(889)		(958)	1,827	1,780	269		6,748
Mortgage Banking servicing income	$6,874	$6,095		$6,666	$8,447	$7,403	$19,635		$23,606

(1)	Represents changes due to collection/realization of expected cash flows and curtailments.

(2)	Principally reflects changes in model assumptions, including prepayment speed assumptions, which are primarily affected by changes in mortgage interest rates.

(3)	Includes pre-tax income of $573 thousand, net of transaction costs and prepayment reserves, resulting from the second quarter 2018 sale of single family MSRs.

Single Family Loans Serviced for Others

(in thousands)	Sept. 30, 2018	June 30, 2018	Mar. 31, 2018	Dec. 31, 2017	Sept. 30, 2017

Single family
U.S. government and agency	$19,211,119	$18,493,704	$22,715,153	$22,123,710	$21,378,395
Other	593,144	579,472	504,423	507,437	513,858
Total single family loans serviced for others	$19,804,263	$19,073,176	$23,219,576	$22,631,147	$21,892,253

HomeStreet, Inc. and Subsidiaries
Mortgage Banking Segment (continued)

Single Family Capitalized Mortgage Servicing Rights

	Quarter Ended
(in thousands)	Sept. 30, 2018	June 30, 2018		Mar. 31, 2018	Dec. 31, 2017	Sept. 30, 2017

Beginning balance	$245,744	$294,062		$258,560	$244,106	$236,621
Additions and amortization:
Originations	14,525	16,673		14,353	19,154	17,679
Sale of servicing rights	(12)	(66,890)		—	—	—
Changes due to amortization (1)	(8,300)	(9,400)		(8,870)	(8,855)	(9,167)
Net additions and amortization	6,213	(59,617)		5,483	10,299	8,512
Changes in fair value due to changes in model inputs and/or assumptions (2)	11,665	11,299	(3)	30,019	4,155	(1,027)
Ending balance	$263,622	$245,744		$294,062	$258,560	$244,106
Ratio of MSR carrying value to related loans serviced for others	1.33%	1.29%		1.27%	1.14%	1.12%
MSR servicing fee multiple (4)	4.61	4.47		4.49	4.05	3.96
Weighted-average note rate (loans serviced for others)	4.15%	4.10%		4.01%	4.00%	3.99%
Weighted-average servicing fee (loans serviced for others)	0.29%	0.29%		0.28%	0.28%	0.28%

(1)	Represents changes due to collection/realization of expected cash flows and curtailments.

(2)	Principally reflects changes in model assumptions, including prepayment speed assumptions, which are primarily affected by changes in mortgage interest rates.

(3)	Includes pre-tax income of $573 thousand, net of transaction costs and prepayment reserves, resulting from the second quarter 2018 sale of single family MSRs.

(4)	Represents the ratio of MSR carrying value to related loans serviced for others divided by the weighted-average servicing fee for loans serviced for others.

Loan Servicing
The increase in mortgage banking servicing income from the second quarter of 2018 was primarily due to higher risk management results, partially offset by lower servicing fees. The higher risk management results were primarily driven by gains from a more stable interest rate environment and decreased negative convexity cost. The decrease compared to the third quarter of 2017 was due to lower servicing fees. The lower servicing fees relate to lower average balances of loans serviced for others due to the sale of $4.9 billion in unpaid principal balance of mortgage servicing rights in the second quarter of 2018.

HomeStreet, Inc. and Subsidiaries
Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we have disclosed the following non-GAAP financial measures: core net income; core diluted income per common share; core efficiency ratios; net income (loss), excluding income tax reform-related items, and acquisition-related and restructuring related items, net of tax, for our Commercial and Consumer Banking Segment and our Mortgage Banking Segment; return on average shareholders' equity, return on average tangible shareholders’ equity, and return on average assets, in each case excluding income tax reform-related items, restructuring related items, net of tax, and acquisition-related items, net of tax; tangible book value per share; tangible shareholders' equity and average tangible shareholders’ equity. The presentation of these non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

We have disclosed core net income; core diluted income per common share; noninterest expense, excluding income tax reform-related items, restructuring-related items, net of tax, acquisition-related items, net of tax; net income, excluding income tax reform-related items, and acquisition-related items and restructuring-related items, net of tax, for our Commercial and Consumer Banking segment; and net income (loss), excluding income tax reform-related items, restructuring-related items, net of tax, for our Mortgage Banking segment to provide comparisons of quarter-to-date fiscal 2018 information to the corresponding periods of fiscal 2017, excluding the impact of the Tax Reform Act related tax benefit, the after-tax impact of restructuring charges and the after-tax impact of acquisition-related expenses. We also have presented core efficiency ratios, which eliminate costs incurred in connection with these acquisitions. We refer to all of the above measurements as “Core” measurements. We have also presented return on average shareholders' equity, return on average tangible shareholders’ equity, and return on average assets, in each case excluding income tax reform-related items, restructuring related items and acquisition-related items, net of tax. We believe all of these measures are useful to investors who are seeking to exclude the Tax Reform Act related tax benefit, the after-tax impact of restructuring charges and the after-tax impact of acquisition-related expenses, which we recorded in connection with our merger with Orange County Business Bank on February 1, 2016, with our acquisition of two retail deposit branches in Lake Oswego, Oregon on August 12, 2016, two retail deposit branches in Southern California on November 11, 2016 and one retail deposit branch in Southern California on September 15, 2017. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our results of core operations by excluding certain restructuring-related expenses, as well as acquisition-related revenues and expenses and the impact of the Tax Reform Act tax benefit, that may not be indicative of our expected recurring results of operations.

Similarly, we have provided information about our balance sheet items, including total loans, total deposits and total assets, adjusted in each case to eliminate acquisition-related impacts.

We also have disclosed tangible book value per share of common stock and return on average tangible shareholders’ equity which are non-GAAP financial measures.

We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management's internal comparisons to our historical performance, as well as comparisons to our competitors' operating results. We believe these non-GAAP financial measures are useful to investors because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) they are available to institutional investors and analysts to help them assess the strength of our business on a normalized basis.

Below we present a reconciliation of each non-GAAP financial measure to the nearest comparable GAAP measure.

HomeStreet, Inc. and Subsidiaries
Non-GAAP Financial Measures

Reconciliations of non-GAAP results of operations to the nearest comparable GAAP measures:

	Quarter Ended					Nine Months Ended
(dollars in thousands, except share data)	Sept. 30, 2018	June 30, 2018	Mar. 31, 2018	Dec. 31, 2017	Sept. 30, 2017	Sept. 30, 2018	Sept. 30, 2017

Shareholders' equity	$714,782	$706,459	$700,963	$704,380	$671,469	$714,782	$671,469
Less: Goodwill and other intangibles	$(28,442)	$(28,848)	$(29,254)	$(29,661)	$(29,893)	$(28,442)	$(29,893)
Tangible shareholders' equity (1)	$686,340	$677,611	$671,709	$674,719	$641,576	$686,340	$641,576

Common shares outstanding	26,989,742	26,978,229	26,972,074	26,888,288	26,884,402	26,989,742	26,884,402

Shareholders' equity per share	$26.48	$26.19	$25.99	$26.20	$24.98	$26.48	$24.98
Impact of goodwill and other intangibles	(1.05)	(1.07)	(1.09)	(1.11)	(1.12)	(1.05)	(1.12)
Tangible book value per share (2)	$25.43	$25.12	$24.90	$25.09	$23.86	$25.43	$23.86

Average shareholders' equity	$760,446	$751,593	$717,742	$701,849	$683,186	$743,417	$667,124
Less: Average goodwill and other intangibles	(28,698)	(29,109)	(29,500)	(29,898)	(29,722)	(29,099)	(30,142)
Average tangible shareholders' equity	$731,748	$722,484	$688,242	$671,951	$653,464	$714,318	$636,982

Return on average shareholders’ equity	6.23%	3.78%	3.27%	19.90%	8.10%	4.45%	6.80%
Impact of goodwill and other intangibles	0.24%	0.15%	0.14%	0.88%	0.37%	0.18%	0.32%
Return on average tangible shareholders' equity (2)	6.47%	3.93%	3.41%	20.78%	8.47%	4.63%	7.12%

Return on average shareholders' equity	6.23%	3.78%	3.27%	19.90%	8.10%	4.45%	6.80%
Impact of tax reform-related benefit	—%	—%	—%	(13.29)%	—%	—%	—%
Impact of restructuring-related expenses (net of tax)	0.22%	2.90%	(0.13)%	(0.10)%	1.49%	1.01%	0.52%
Impact of acquisition-related expenses (net of tax)	—%	—%	(0.02)%	0.03%	0.12%	(0.01)%	0.07%
Return on average shareholders' equity, excluding income tax reform-related benefit, restructuring-related (net of tax) and acquisition-related expenses (net of tax)	6.45%	6.68%	3.12%	6.54%	9.71%	5.45%	7.39%

Return on average assets	0.66%	0.40%	0.35%	2.03%	0.83%	0.47%	0.70%
Impact of tax reform-related benefit	—%	—%	—%	(1.35)%	—%	—%	—%
Impact of restructuring-related expenses (net of tax)	0.02%	0.31%	(0.01)%	(0.01)%	0.15%	0.11%	0.05%
Impact of acquisition-related expenses (net of tax)	0.01%	—%	(0.01)%	—%	0.01%	—%	0.01%
Return on average assets, excluding income tax reform-related benefit, restructuring-related (net of tax) and acquisition-related expenses (net of tax)	0.69%	0.71%	0.33%	0.67%	0.99%	0.58%	0.76%

(1)
Tangible shareholders’ equity is considered a non-GAAP financial measure and should be viewed in conjunction with shareholders’ equity. Tangible    shareholders’ equity is calculated by deducting goodwill and intangible assets (excluding loan servicing rights) from shareholders’ equity.

(2)
Tangible book value, a non-GAAP financial measure is calculated by dividing tangible shareholders’ equity by the number of common shares outstanding. The return on average tangible shareholders’ equity, a non-GAAP financial measure is calculated by dividing net earnings available to common shareholders (annualized) by average tangible shareholders’ equity.

HomeStreet, Inc. and Subsidiaries
Non-GAAP Financial Measures

Reconciliations of non-GAAP results of operations to the nearest comparable GAAP measures:

	Quarter Ended					Nine Months Ended
(in thousands)	Sept. 30, 2018	June 30, 2018	Mar. 31, 2018	Dec. 31, 2017	Sept. 30, 2017	Sept. 30, 2018	Sept. 30, 2017

Consolidated results:
Net income	$11,835	$7,099	$5,866	$34,915	$13,839	$24,800	$34,031
Impact of income tax reform-related benefit	—	—	—	(23,326)	—	—	—
Impact of restructuring-related (recoveries) expenses, net of tax	414	5,445	(230)	(169)	2,520	5,629	2,587
Impact of acquisition-related (recoveries) expenses, net of tax	4	3	(39)	47	229	(32)	344
Core net income	$12,253	$12,547	$5,597	$11,467	$16,588	$30,397	$36,962

Net interest income	$51,644	$51,003	$48,460	$51,079	$50,840	$151,107	$143,359

Noninterest income	58,108	69,389	60,831	72,801	83,884	188,328	239,353

Noninterest expense	$94,595	$110,565	$100,769	$106,838	$114,697	$305,929	$332,815
Impact of restructuring-related (expenses) recoveries	(524)	(6,892)	291	260	(3,877)	(7,125)	(3,980)
Impact of acquisition-related recoveries (expenses)	(5)	(4)	50	(72)	(353)	41	(530)
Noninterest expense, excluding restructuring and acquisition-related recoveries (expenses)	$94,066	$103,669	$101,110	$107,026	$110,467	$298,845	$328,305

Efficiency ratio	86.19%	91.84%	92.20%	86.24%	85.13%	90.13%	86.96%
Impact of restructuring-related (expenses) recoveries	(0.48)%	(5.72)%	0.26%	0.21%	(2.87)%	(2.10)%	(1.04)%
Impact of acquisition-related (expenses) recoveries	—%	(0.01)%	0.05%	(0.06)%	(0.26)%	0.01%	(0.14)%
Core efficiency ratio	85.71%	86.11%	92.51%	86.39%	82.00%	88.04%	85.78%

Diluted earnings per common share	$0.44	$0.26	$0.22	$1.29	$0.51	$0.91	$1.26
Impact of income tax reform-related benefit	—	—	—	(0.86)	—	—	—
Impact of restructuring-related (recoveries) expenses, net of tax	0.01	0.20	(0.01)	(0.01)	0.09	0.21	0.10
Impact of acquisition-related (recoveries) expenses, net of tax	—	—	—	—	0.01	—	0.01
Core diluted earnings per common share	$0.45	$0.46	$0.21	$0.42	$0.61	$1.12	$1.37

Return on average tangible shareholders' equity	6.47%	3.93%	3.41%	20.78%	8.47%	4.63%	7.12%
Impact of income tax reform-related benefit	—%	—%	—%	(13.89)%	—%	—%	—%
Impact of restructuring-related expenses (recoveries), net of tax	0.23%	3.01%	(0.13)%	(0.10)%	1.54%	1.05%	0.54%
Impact of acquisition-related (recoveries) expenses, net of tax	—%	0.01%	(0.03)%	0.04%	0.14%	(0.01)%	0.08%
Return on average tangible shareholders' equity, excluding income tax reform-related benefit, restructuring-related expenses, net of tax, and acquisition-related (recoveries) expenses, net of tax	6.70%	6.95%	3.25%	6.83%	10.15%	5.67%	7.74%

HomeStreet, Inc. and Subsidiaries
Non-GAAP Financial Measures

Reconciliations of non-GAAP results of operations to the nearest comparable GAAP measures:

	Quarter Ended					Nine Months Ended
(in thousands)	Sept. 30, 2018	June 30, 2018	Mar. 31, 2018	Dec. 31, 2017	Sept. 30, 2017	Sept. 30, 2018	Sept. 30, 2017

Commercial and Consumer Banking segment results:
Net income	$16,567	$11,900	$10,206	$9,361	$13,962	$38,673	$32,700
Impact of income tax reform-related tax expense	—	—	—	4,160	—	—	—
Impact of acquisition-related (recoveries) expenses, net of tax	4	3	(39)	47	229	(32)	344
Impact of restructuring-related expenses, net of tax	—	13	—	—	—	13	—
Net income, excluding income tax reform-related expense, acquisition-related (recoveries) expenses and restructuring-related expenses, net of tax	$16,571	$11,916	$10,167	$13,568	$14,191	$38,654	$33,044
Net interest income	$47,861	$47,745	$45,448	$45,876	$45,314	$141,054	$128,666
Noninterest income	10,651	8,405	7,096	12,697	11,962	26,152	29,663
Noninterest expense	37,813	39,286	38,272	38,716	37,160	115,371	110,261
Impact of acquisition-related recoveries (expenses)	(5)	(4)	50	(72)	(353)	41	(530)
Impact of restructuring-related expenses	—	(17)	—	—	—	(17)	—
Noninterest expense, excluding acquisition-related and restructuring-related (expenses) recoveries	$37,808	$39,265	$38,322	$38,644	$36,807	$115,395	$109,731

Efficiency ratio	64.62%	69.97%	72.84%	66.10%	64.88%	69.00%	69.64%
Impact of acquisition-related expenses (recoveries)	—%	(0.01)%	0.09%	(0.12)%	(0.62)%	0.03%	(0.33)%
Impact of restructuring-related expenses	—%	(0.03)%	—%	—%	—%	(0.02)%	—%
Core efficiency ratio	64.62%	69.93%	72.93%	65.98%	64.26%	69.01%	69.31%

	Quarter Ended					Nine Months Ended
(in thousands)	Sept. 30, 2018	June 30, 2018	Mar. 31, 2018	Dec. 31, 2017	Sept. 30, 2017	Sept. 30, 2018	Sept. 30, 2017

Mortgage Banking segment results:
Net (loss) income	$(4,732)	$(4,801)	$(4,340)	$25,554	$(123)	$(13,874)	$1,331
Impact of income tax reform-related tax benefit	—	—	—	(27,486)	—	—	—
Impact of restructuring-related expenses (recoveries), net of tax	414	5,431	(230)	(169)	2,520	5,615	2,587
Net (loss) income, excluding income tax reform-related benefit and restructuring-related expenses (recoveries), net of tax	$(4,318)	$630	$(4,570)	$(2,101)	$2,397	$(8,259)	$3,918
Net interest income	3,783	3,258	3,012	5,203	5,526	$10,053	$14,693
Noninterest income	47,457	60,984	53,735	60,104	71,922	$162,177	$209,690
Noninterest expense	56,782	71,279	62,497	68,122	77,537	$190,560	$222,554
Impact of restructuring-related (expenses) recoveries	(524)	(6,875)	291	260	(3,877)	(7,108)	$(3,980)
Noninterest expense, excluding restructuring-related (expenses) recoveries	$56,258	$64,404	$62,788	$68,382	$73,660	$183,452	$218,574
Efficiency ratio	110.82%	110.95%	110.13%	104.31%	100.11%	110.64%	99.18%
Impact of restructuring-related (expenses) recoveries	(1.03)%	(10.70)%	0.52%	0.40%	(5.00)%	(4.12)%	(1.77)%
Core efficiency ratio	109.79%	100.25%	110.65%	104.71%	95.11%	106.52%	97.41%

Forward-Looking Statements
This press release contains forward-looking statements concerning HomeStreet, Inc. and HomeStreet Bank and their operations, performance, financial condition and likelihood of success, as well as plans and expectations for future actions and events. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are based on many beliefs, assumptions, estimates and expectations of our future performance, taking into account information currently available to us, and include statements about the competitiveness of the banking industry and our expectations about the future regarding recent and planned growth. When used in this press release, the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would” and similar expressions (including the negative of these terms) may help identify forward-looking statements. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond management's control. Forward-looking statements speak only as of the date made, and we do not undertake to update them to reflect changes or events that occur after that date.

We caution readers that a number of factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. Among other things, we face limitations and risks associated with recent restructuring activities, the ongoing need to anticipate and address similar issues affecting our business, and challenges to our ability to efficiently expand our banking operations, meet our growth targets, maintain our competitive position and generate positive net income and cash flow. These limitations and risks include changes in general political and economic conditions that impact our markets and our business; actions by the Federal Reserve Board and financial market conditions that affect monetary and fiscal policy; regulatory and legislative actions that may increase capital requirements or otherwise constrain our ability to do business, including new or changing interpretations of existing statutes or regulations and restrictions that could be imposed by our regulators on certain aspects of our operations or on our growth initiatives and acquisition activities; our ability to maintain electronic and physical security of our customer data and our information systems; our ability to maintain compliance with current and evolving laws and regulations; our ability to attract and retain key personnel; the uncertainty and potentially destabilizing impact on our employees and customers from the recent activity of shareholder activists; our ability to make accurate estimates of the value of our non-cash assets and liabilities; our ability to operate our business efficiently in a time of lower revenues and increases in the competition in our industry and across our markets; and the extent of our success in resolving problem assets. The results of our restructuring activities and cost efficiency measures may fall short of our financial and operational expectations. In addition, we may not recognize all or a substantial portion of the value of our rate-lock loan activity due to challenges our customers may face in meeting current underwriting standards; decreases in interest rates; increase in competition for loans; unfavorable changes in general economic conditions, including housing prices and the job market; the impact of natural disasters on housing availability; the ability of our customers to meet their debt obligations; consumer confidence and spending habits either nationally or in the regional and local market areas in which we do business; and recent and future legislative or regulatory actions or reform that affect us directly or our business or the banking or mortgage industries more generally. A discussion of the factors that may pose a risk to the achievement of our business goals and our operational and financial objectives is contained in our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2018, which we update from time to time in our filings with the Securities and Exchange Commission. We strongly recommend readers review those disclosures in conjunction with the discussions herein.

The information contained herein is unaudited, although certain information related to the year ended December 31, 2017 has been derived from our audited financial statements for the year then ended as included in our 2017 Form 10-K. All financial data should be read in conjunction with the audited consolidated financial statements for the year ended December 31, 2017 and the notes to such consolidated financial statements of HomeStreet, Inc., and subsidiaries as of and for the fiscal year ended December 31, 2017, as contained in the Company's Annual Report on Form 10-K for such fiscal year.